Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Pintec Technology Holdings Limited (the “Company”) (File No. 333-229745) of our report dated April 17, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, the People’s Republic of China

April 17, 2025

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com